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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                     [ ]

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      [ ]     Preliminary Proxy Statement

      [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [ ]     Definitive Proxy Statement

      [X]     Definitive Additional Materials

      [ ]     Soliciting Material Pursuant to Section 240.14a-12

                              THE MEXICO FUND, INC.
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                (Name of Registrant as Specified In its Charter)

                             LAXEY PARTNERS LIMITED
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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              and 0-11.

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                  applies:

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The following letter is being mailed to stockholders of The Mexico Fund, Inc. by representatives of Laxey Partners Limited (and the text of such letter is being disseminated by press release), commencing on February 22, 2002:







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                             LAXEY PARTNERS LIMITED
                         STANLEY HOUSE, 7-9 MARKET HILL
                          DOUGLAS, ISLE OF MAN, IM1 2BF
                       TEL: 01624 690900 FAX: 01624 623819



AN IMPORTANT MESSAGE TO THE MEXICO FUND STOCKHOLDERS:

VOTE LAXEY PARTNERS' GOLD PROXY CARD TO PRESEVE YOUR RIGHT TO RECEIVE THE TRUE VALUE OF YOUR INVESTMENT!


February 22, 2002


Dear Fellow Stockholders:

LAXEY PARTNERS LIMITED AND ITS AFFILIATES CURRENTLY OWN APPROXIMATELY 5.6% OF THE OUTSTANDING SHARES OF THE MEXICO FUND, INC. (THE "FUND") AN INVESTMENT CURRENTLY VALUED AT OVER $42 MILLION. Our share ownership directly aligns our interests with those of a majority of the Fund's stockholders. We believe the full value of the Fund's shares will never be reflected in their market price while the Fund's current management policies continue unchecked.

We, along with many other Fund stockholders, have watched in dismay as the Fund has traded at deep discounts to its net asset value or NAV -- the true current value of the investments held in the Fund's portfolio. Over the past 2 years, that discount has ranged as high as 30%. AS OF DECEMBER 31, 2001, THIS DISCOUNT AMOUNTED TO $1.55 PER SHARE, OVER $70 MILLION IN LOST SHAREHOLDER VALUE. Currently, whenever a holder sells Fund shares they are forced to accept a prevailing market price that undervalues their shares by a significant amount.

             THIS SITUATION CANNOT BE ALLOWED TO CONTINUE. ENOUGH IS
                                     ENOUGH.

We have nominated for election as Directors Javier Lozano Alarcon and Xavier Cervantes y Omana. Our nominees have extensive business experience in Mexico. They will provide stockholders with a strong, new voice in the boardroom, and are committed to delivering the Fund's true value to stockholders while maintaining its status as a closed-end fund. We are also seeking to terminate the investment advisor's agreement with the Fund and to conclude new advisory agreements that will foster true shareholder value.

We believe that these steps will finally begin the process of regaining the true value of the stockholders' investment. Please support our efforts by signing, dating and returning a GOLD proxy card in the postage paid envelope provided.
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DO NOT BE MISLED - WE SEEK ACCOUNTABILITY, NOT CONTROL


The current Board consists of seven members. We are seeking the election of two members. Our goal is to ensure good corporate governance and accountability from management and the advisors, not to gain control over the Fund. Our nominees will not be beholden to management and the advisors. They will be able to focus on the stockholders' best interests and to ensure that the Board understands its fiduciary duties to the stockholders. That is especially important where members of the Board have been involved in past financial mishaps. According to the Fund's proxy statement, Robert Knauss was a director of ENRON (Energy) and Juan Gallardo T. was Chairman of Grupo Azucarero Mexico.1 Jaime Serra Puche was the newly-appointed Secretary of Finance of Mexico in December 1994 when Mexico's peso crisis occurred. 2

Who will best represent your interests? Consider that all of the current board members combined only own approximately 0.10% of the Fund's outstanding shares. Contrast this with Laxey's 5.6% ownership and decide.

               WE SEEK AN INVESTMENT ADVISORY AGREEMENT THAT WILL
              RESULT IN TRUE SHAREHOLDER VALUE, NOT IN MAXIMIZING
                                 ADVISORY FEES


The current contract with the Fund's investment advisor, Impulsora Del Fondo, S.A. de C.V. was last voted on by stockholders in 1990. Isn't it high time for stockholders to be given the opportunity to voice their opinion of Impulsora's management record? We have therefore proposed that stockholders vote to terminate the existing Investment Advisory Agreement with Impulsora. It is only fair that, in the future, the Fund's investment advisor should operate under arrangements designed to produce true shareholder value, not just advisory fees for themselves. Our nominees are committed to ensuring that any new advisory agreements reflect that goal.


               THE CURRENT ADVISORY AGREEMENT AND ITS PROPOSED FEE
                AMENDMENT CONFLICTS WITH MANAGEMENT'S PROFESSED
                    DESIRE TO UNDERTAKE A REPURCHASE PROGRAM


It is important to note that Impulsora's current contract (the one you haven't voted on in twelve years), even with the proposed fee amendment, bases its compensation on the size of the fund -- the total assets under management. IT IS OBVIOUS THAT ANY PLAN TO ELIMINATE THE MARKET DISCOUNT THAT FEATURES SHARE REPURCHASES WOULD SHRINK THE SIZE OF THE FUND AND THEREFORE THE FEE PAYABLE TO IMPULSORA. Naturally, we are very concerned about the vigor with which they would pursue a course that in the end could cost Impulsora money. The Fund's proposed repurchase plan allowing for redemptions-in-kind is too little and too infrequent. It seems to be form over substance and we believe it will fail to provide any true liquidity to stockholders. Our nominees are committed to a plan that would provide larger and more frequent repurchase opportunities for all stockholders at a minimum of 98% of NAV.
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We therefore recommend a vote AGAINST the proposed amendment to the Advisory
Agreement, a vote FOR the termination of the existing Advisory Agreement and a vote FOR our nominees.

WE WANT A REAL PLAN (NOT JUST WINDOW DRESSING) THAT



     o    IS PURSUED WITH REAL DEDICATION

     o    PROVIDES REAL RESULTS

     o    RELEASES THE TRUE VALUE OF THE STOCKHOLDERS' INVESTMENT TO ALL
          STOCKHOLDERS


IF YOU BELIEVE THAT THE FUND SHOULD PURSUE A COURSE DESIGNED TO RESTORE YOUR ABILITY TO RECEIVE FULL VALUE FOR YOUR SHARES, PLEASE SIGN DATE AND RETURN THE ENCLOSED GOLD PROXY TODAY IN THE POSTAGE PAID ENVELOPE PROVIDED WITH A VOTE:

         FOR our nominees (Proposals 1 & 2)
         FOR the proposal to terminate the Advisory Agreement (Proposal 3) AGAINST the proposal to amend the Advisory Agreement (Proposal 4) FOR the proposal to adopt a share repurchase policy (Proposal 5) FOR the stockholder proposal to open end the Fund (Proposal 6)



On behalf of Laxey Partners,

/s/ Andrew Pegge

Andrew Pegge
Director



(1) Grupo Azucarero Mexico was Mexico's second largest sugar group, and Mr. Gallardo was reportedly its controlling stockholder. The company defaulted on its debts in 2000 and had significant assets expropriated by the Mexican government in 2001. The Sugar Worker; The News, Mexico City May 4, 2000.
(2) As a result of the crisis, which was attributed to the Secretary having "badly botched what should have been a routine currency adjustment", a huge amount of Mexico's foreign investment left Mexico. Time (Domestic) January 9, 1995.


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The text of the following email was sent from representatives of Laxey Partners
Limited to Robert Knauss, a director of The Mexico Fund, Inc., on February 19, 2002 confirming a prior conversation in which Laxey Partners Limited described the terms of a share repurchase plan that would be acceptable to it:



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Dear Bob,

Further to our conference call yesterday I would like to confirm, for the avoidance of any doubt, the terms of the "in kind" redemption that would be acceptable.

All shareholders should be given the opportunity to tender up to 50% of outstanding shares and receive an "in kind" redemption at 98% of the then NAV within six months of the date of the 2002 Annual Meeting. This tender could be handled as two "in kind" distributions of 25% each during the next two quarters.

Thereafter shareholders can tender up to 10% of the then outstanding shares during each successive quarter provided the Fund's share price has not been trading at a discount of less than 8% over the previous three weeks prior to the relevant tender date.

Best regards - Andrew Leasor.